Exhibit 3.1

Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
FAX: 512/463-5709

Filing Fee: $300

Certificate of Formation
Limited Liability Company

Filed in the Office of the
Secretary of State of Texas
Filing #: 806326778 12/01/2025
Document #: 1538520710002
Image Generated Electronically
for Web Filing

Article 1 - Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

EagleRock Land, LLC

Article 2 – Registered Agent and Registered Office

☑ A. The initial registered agent is an organization (cannot be company named above) by the name of:

C T Corporation System

OR

☐ B. The initial registered agent is an individual resident of the state whose name is set forth below:

C. The business address of the registered agent and the registered office address is:

Street Address:
1999 Bryan St. Suite 900 Dallas TX 75201-3136

Consent of Registered Agent

☐ A. A copy of the consent of registered agent is attached.

OR

☑ B. The consent of the registered agent is maintained by the entity.

Article 3 - Governing Authority

☐ A. The limited liability company is to be managed by managers.

OR

☑ B. The limited liability company will not have managers. Management of the company is reserved to the members.

The names and addresses of the governing persons are set forth below:

Managing Member 1: (Business Name) **Lea & Eddy Holdings, LLC**

Address: **600 N Marienfeld St., Suite 800 Midland TX, USA 79701**

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference.] Initial Mailing Address Address to be used by the Comptroller of Public Accounts for purposes of sending tax information. The initial mailing address of the filing entity is: 600 N Marienfeld St., Suite 800 Midland, TX 79701 USA Organizer The name and address of the organizer are set forth below. Ethan C. Twining 845 Texas Avenue, Suite 4700, Houston, TX 77002 Effectiveness of Filing WA. This document becomes effective when the document is filed by the secretary of state. OR rs. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is: Execution The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument. Ethan C. Twining Signature of Organizer FILING OFFICE COPY